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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ODYSSEY MARINE EXPLORATION INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

5215 W. LAUREL STREET

TAMPA, FLORIDA 33607

(813) 876-1776

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2007

TO THE STOCKHOLDERS OF ODYSSEY MARINE EXPLORATION, INC.:

NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders of Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), will be held at the Quorum Hotel – Tampa, 700 North Westshore Blvd., Tampa, Florida, on Friday, May 18, 2007, at 9:30 a.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

1. The election of six (6) Directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only holders of the common stock, $.0001 par value, of the Company of record at the close of business on April 2, 2007, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

All Stockholders, whether or not they expect to attend the Annual Meeting of Stockholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN C. MORRIS, PRESIDENT

Tampa, Florida

April 20, 2007

ODYSSEY MARINE EXPLORATION, INC.

5215 W. LAUREL STREET

TAMPA, FLORIDA 33607

(813) 876-1776

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2007

ABOUT THE MEETING

The enclosed Proxy is solicited by and on behalf of the Board of Directors of Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), for use at the Company’s Annual Meeting of Stockholders to be held at the Quorum Hotel – Tampa, 700 North Westshore Blvd., Tampa, Florida, on Friday, May 18, 2007, at 9:30 a.m., Eastern Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company’s Stockholders on or about April 20, 2007.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to Stockholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company’s shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting that is attached to this Proxy Statement. These matters include the election of directors and the transaction of any other business that may properly come before the meeting. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, is being simultaneously mailed to the Company’s Stockholders, but does not constitute part of these proxy soliciting materials.

Who is entitled to vote at the meeting?

All voting rights are vested exclusively in the holders of the Company’s common stock, $.0001 par value, with each share entitled to one vote. Only stockholders of record at the close of business on April 2, 2007, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 2, 2007, the Company had 46,897,833 shares of its common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

How many shares must be present to establish a quorum?

A majority of the Company’s outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting. Shares represented by a properly signed and returned proxy will be treated as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote. Likewise, stock represented by “broker non-votes” will be treated as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves to vote such shares on that matter.

How do I vote?

Stockholders may vote in person or by proxy. All shares represented by valid proxies will be voted in accordance therewith at the Meeting. If you are a Stockholder of record you can vote your shares by completing, signing and dating the enclosed proxy card and then mailing it to the Company’s transfer agent in the pre-addressed envelope provided. If you hold your shares in “street name” through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares. Any person signing and returning a Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Secretary of the Company at the principal office, or by voting in person at the Meeting.

What is the voting requirement to approve each of the proposals?

The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Accordingly, votes withheld or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

An affirmative vote of the majority of the shares of common stock represented and entitled to vote at the Meeting, assuming a quorum is present, is necessary for the approval of other matters. For other matters, broker non-votes are not included in the vote totals. If you grant a proxy, the persons named as proxy-holders will have the discretion to vote your shares on any additional matter properly presented for a vote at the Meeting. We are not aware of any other business to be acted upon at the meeting.

ELECTION OF DIRECTORS

The Board of Directors currently consists of six members. The Board of Directors recommends the election as Directors of the six (6) nominees listed below, to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of the six current members of the present Board of Directors has been nominated for re-election. The persons named as “Proxies” in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the Stockholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

Name	Age	Positions and Offices Held and Term as a Director
John C. Morris	57	Co-Chairman and President and CEO; Director since May 1994

Gregory P. Stemm	49	Co-Chairman and Executive Vice President;
		Director since May 1994

George Knutsson	68	Director since June 2001

David J. Saul	67	Director since October 2001

George E. Lackman, Jr.	76	Director since November 2002

David J. Bederman	45	Director since January 2006

There is no family relationship between any of the Directors or the Executive Officers of the Company except that John Morris and David Morris, Secretary and Treasurer, are brothers.

All directors will hold office until the next Annual Meeting of the Stockholders. The Board of Directors recommends a vote “For” the nominees named above.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth biographical information as to the business experience of each Executive Officer and Director of the Company for at least the last five years.

John C. Morris served as President and CEO of the Company from May 1994 until November 2005 when he resigned as President and CEO due to the effects of cancer treatment. He has served as Chairman of the Board of Directors of the Company since May 1994 and as Co-Chairman since February 24, 2006. Mr. Morris’ medical condition improved and he returned to the CEO position on July 1, 2006. In these capacities, Mr. Morris has been responsible for strategic planning, financing, and general execution of our business plan. He has overseen the first deep-water archaeological recovery of a Spanish shipwreck from the 1622 fleet using a remotely operated vehicle and has been instrumental in the planning and execution of the company’s current search and recovery operations.

Gregory P. Stemm has served as Executive Vice President and as a member of the Board of Directors since May 1994. He has served as Co-Chairman since February 24, 2006. He is responsible for research and operations on all shipwreck projects. Mr. Stemm has extensive experience in managing shipwreck exploration operations since entering the field in 1986, including deep-ocean search and robotic archaeological excavation on a number of projects. A panelist at the 1998 Law of the Sea Institute, Stemm was appointed for four consecutive terms to the United States delegation to the United Nations Educational, Scientific and Cultural Organization (UNESCO) expert meeting to negotiate the “Draft Convention for the Protection of Underwater Cultural Heritage.” He was selected as a Fellow of the Explorers Club, and was the founder and past-president of the Professional Shipwreck Explorers Association (ProSEA). Stemm served as a founding director (1986-93) and international president (1992-93) of YEO (Young Entrepreneurs Organization) and was also a founding member of the World Entrepreneurs Organization, where he served on the International Board of Directors (1997-98).

George Knutsson has served as a Director of the Company since June 2001. Mr. Knutsson is Chairman of the Audit Committee. Since 1995, Mr. Knutsson has been the President and Chairman of American Boat Trailer Rental Company, Inc., a provider of boat trailer rentals in the Southeast US. In 1978, he founded Dollar Rental Car of Florida and served as CEO until 1990, when he sold the company. Mr. Knutsson also owned and operated Pirates Cove Marina in the Tampa Bay area from 1984 until he sold it in 1995. From 1995 to 1999, he was the co-founder and Chief Financial Officer of Pro-Tech Monitoring, which uses patented GPS/cellular technology in the monitoring and tracking of felons worldwide. He received his Bachelors degree from the University of Florida and a MBA from the University of South Florida.

Dr. David J. Saul, who is retired, has served as a member of the Company’s Board of Directors since October 2001. Dr. Saul is Chairman of the Governance Committee. Dr. Saul was Bermuda’s Minister of Finance from 1989 to 1995, and Premier of Bermuda from 1995 to 1997. In addition to his political background, Dr. Saul held two senior posts with Fidelity Investments, from 1984 through 1995, as the President of Fidelity Bermuda and Executive Vice President of Fidelity International. He retired from the firm in 1999, but remains a Director of Fidelity’s main international Board, and a Director of some 40 other Fidelity Companies around the world - including the U.K., Bermuda, Jersey, Tokyo, Hong Kong, Cayman Islands, Luxembourg and Taiwan. Dr. Saul’s professional activities include two stints as a Director of the Bermuda Monetary Authority (Bermuda’s Central Bank) and he currently serves as a Director of Lombard Odier Darier Trust Ltd. (Bermuda), a subsidiary of the Swiss Bank, and a Director of the London Steam Ship Owners’ Mutual Insurance Association (Bermuda) Ltd. A keen oceanographer with a passion for shipwrecks and the sea, he is a founding Trustee of the Bermuda Underwater Exploration Institute, and a founding Director of the Professional Shipwreck Explorers Association.

George E. Lackman Jr., who is retired, has served as a member of the Company’s Board of Directors since November 2002, and brings experience from his distinguished career in banking, business operations, shipbuilding, international business and public service to Odyssey Marine Exploration. Mr. Lackman is past Chairman of the Compensation Committee. Mr. Lackman was founding Chairman and President of Citrus Park Bank, which was sold to Florida National Bank in 1985. At Florida National, he served as head of Retail Banking, Business Banking and Commercial Banking for the Tampa area. After the merger of Florida National and First Union National Bank, he started First Union’s first Private Banking Program in the Tampa area. He retired from First Union as Vice President of Corporate Development. Mr. Lackman spent 25 years in the shipyard business, including service as Vice President of Tampa Ship Repair and Dry Dock Company, Tampa’s largest shipyard. He was President of Nutri-Sol Chemical Company, Marine Insulation Company, Corban Industries and Acetogen Gas Company of Florida. Mr. Lackman’s international experience spans service as President of an International Investment Group, Chairman of the Tampa Chamber of Commerce International Board and as President/Chairman of the Tampa Bay International Business Council. He also served as an Advisor to the Central American Banks. Mr. Lackman’s extensive public and community service includes service to and leadership of many health care organizations and he served fourteen years on the Board of Tampa General Hospital including two years as Chairman. He was especially active in groups working to reduce infant mortality and increase prenatal care. Two Florida Governors have called on Mr. Lackman to serve on various health care and community service groups.

Dr. David J. Bederman joined the Board of Directors in January 2006. Dr. Bederman has been a professor of law at Emory University in Atlanta, Georgia since 1991. At Emory University, Professor Bederman teaches in the areas of international law, admiralty law, and constitutional law. He is widely published in many areas of international law. He also has an outside law practice. In his practice, he has been involved with many cases involving maritime law and shipwreck disputes, and has represented clients in the federal courts of appeals and the U.S. Supreme Court. He has served as a legal advisor to Odyssey since 1998.

George J. Becker Jr. (age 72), joined Odyssey as Chief Operating Officer during April 2002, and became Executive Vice President in June 2004. He also serves as President of Odyssey Marine Entertainment, Inc. a wholly owned subsidiary which was founded in February 2005. From 1992 until April 2002, Mr. Becker was the President of George J. Becker Jr. & Associates, consultants to companies in the leisure, themed attraction and hospitality industries. Mr. Becker is a senior executive with thirty years experience in major leisure industry profit center development, management, marketing, staffing and operations. For twenty-two years, Mr. Becker was involved in the development and management of the Sea World marine life parks in the United States and served at various times in several positions including as the former Executive Vice President of Sea World Inc., Chairman and Chief Executive Officer, Sea World of Texas, President and Chief Executive Officer of Sea World of California and President and Chief Executive Officer of Sea World of Florida. In 1997 Mr. Becker became President of Entercitement LLC. He led the creative concept and design of a proposed theme park in Indianapolis, Indiana. Park development was stopped in 1998 due to a lack of financing and Mr. Becker resigned in 1999 from Entercitement. Mr. Becker has been recognized as a tourism leader for his work in several regions of the country. A skilled new business developer and team builder, Mr. Becker is known for creating viable management teams, achieving excellent productivity and harmony between employees of widely divergent skills and personalities. Becker has been active in a number of national, regional and state visitor organizations. He served as Executive Director of the Florida Tourism Commission. In 1983, he was President of the Florida Chamber of Commerce and in 1984 he chaired Governor Bob Graham’s Commission on Public Facility Financing.

Michael J. Holmes (age 57), joined Odyssey as Controller in March 2004, and became Chief Financial Officer in May 2004. Mr. Holmes has served in a variety of subsidiary financial management positions with Anheuser-Busch Companies, Inc. to include Vice President Finance, Sea World Orlando from February 1998 to May 2003; Vice President Finance, Busch Gardens Tampa Bay; Corporate Controller, Metal Container Corp in St Louis; Vice Finance & CFO, Exploration Cruise Lines in Seattle, Washington; and Director Internal Audit Services for Anheuser-Busch in St Louis. Mr. Holmes received his undergraduate degree from the University of Missouri and his MBA from Crummer Graduate School of Business at Rollins College in Orlando. Mr. Holmes has also served as an adjunct professor of Accounting at the Rosen School of Hospitality Management, University of Central Florida in Orlando from August 2003 to March 2004. He has been very active in community leadership positions to include past board membership on the Orlando Regional Chamber of Commerce, Crummer Graduate School of Business Alumni Board, the ETC of Central Florida (International Drive Transportation Group) and Junior Achievement of Tampa Bay. He is a graduate of Leadership Tampa.

David A. Morris (age 56), has served as Secretary and Treasurer of the Company since August 1997. Mr. Morris graduated with a Bachelor of Science degree in Mechanical Engineering from Michigan State University in 1974. In his capacity with the Company Mr. Morris coordinates administrative business activities, assists with financial reporting and participates in overall corporate planning.

Davis D. Howe (age 48), joined Odyssey Marine Exploration as Chief Operating Officer in July 2004. Mr. Howe has assisted several public companies transition from the developmental and early revenue generating stages to successful operational companies maximizing revenues and earnings. He held senior management positions including Senior Vice President of Operations at Intermedia from July 2000 to October 2001, Senior Vice President of Service and Operations at Aerial Communications which merged with VoiceStream and Omnipoint from November 1998 to June 2000, and Director of Process Improvement at Nextel Communications from June 1996 to October 1998. Mr. Howe has been instrumental in developing strong organizational structure for companies requiring cross-departmental improvement.

Jay A. Nudi (age 43), has served as Principal Accounting Officer of the Company since January 2006. Mr. Nudi has been with the Company since May 2005 as Corporate Controller and has over 15 years of accounting and management experience. Mr. Nudi is a certified public accountant. Prior to joining the Company, Mr. Nudi served as Controller for The Axis Group in Atlanta where he began in 2003. The Axis Group provides logistic solutions and services to the automotive industry. From 2001 to 2003, he served as a consultant to various companies on specific value added tasks. From 2000 to 2001, Mr. Nudi was Director of Financial Reporting for OneSource, Inc., a leading provider of facilities management. From 1997 to 2000, he served as Corporate Controller for Acsys, Inc., a national recruiting firm that was publicly-held until it was acquired in 2000. Mr. Nudi received a BS degree in Accounting from Penn State University in 1985.

Mark D. Gordon (age 46), has been with the Company since June 2005 as Director of Business Development. He was appointed Executive Vice President of Sales in January 2007. In this capacity Mr. Gordon oversees the Attraction, Business Development and Retail Merchandising operations for the Company. Prior to joining the Company he owned and managed four different entrepreneurial ventures from 1987 to 2003 including Synergy Networks which he sold to the Rockefeller Group in 2003. Mr. Gordon founded Synergy Networks in May 1993 and served as CEO until September of 2003. He subsequently served as President of Rockefeller Group Technology Services Mid Atlantic (RGTSMA), a member of Rockefeller Group International, from September 2003 to December 2005. In 1998 Mr. Gordon founded and served as the first Chairman of 1NService. 1NService is a Cooperative Corporation that was formed to provide a structured forum for business owners in the I.T. Services industry to exchange “best practices” in order to help accelerate the growth of their individual companies. Mr. Gordon served as Chairman from August 1998 until August 2000 and remained a member of the Board of Directors of 1NService from August 2000 until June 2005. From January 2005 through June 2005 Mr. Gordon worked as an independent consultant to the Company. Mr. Gordon received a B.S./Business Administration in 1982 and MBA in Finance in 1983 from the American University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2007, the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company’s Common Stock, each Officer and Director individually and all Officers and Directors of the Company as a Group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on the number of shares of Common Stock outstanding as of March 15, 2007. Shares of Common Stock issuable upon conversion of Convertible Preferred Stock, or the exercise of stock options or warrants currently exercisable, or exercisable within 60 days after March 15, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such shares, options or warrants, but are not deemed outstanding for computing the percentage ownership for any other persons.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percentage of Class
Gregory P. Stemm	2,091,241	(1)	4.4%
5215 W. Laurel St.
Tampa, FL 33607

John C. Morris	1,746,562	(2)	3.7%
5215 W. Laurel St.
Tampa, FL 33607

David J. Saul	581,003	(3)	1.2%
5215 W. Laurel St.
Tampa, FL 33607

David A. Morris	530,866	(4)	1.1%
5215 W. Laurel St.
Tampa, FL 33607

George E. Lackman, Jr.	182,900	(5)	*
5215 W. Laurel St.
Tampa, FL 33607

George J. Becker, Jr.	211,640	(6)	*
5215 W. Laurel St.
Tampa, FL 33607

George Knutsson	162,000	(7)	*
5215 W. Laurel St.
Tampa, FL 33607

Michael J. Holmes	135,926	(8)	*
5215 W. Laurel St.
Tampa, FL 33607

Davis D. Howe	135,926	(9)	*
5215 W. Laurel St.
Tampa, FL 33607

Jay A. Nudi	57,314	(10)	*
5215 W. Laurel St.
Tampa, FL 33607

David J. Bederman	8,060	(11)	*
5215 W. Laurel St.
Tampa, FL 33607

Mark D. Gordon	40,742	(12)	*
5215 W. Laurel St.
Tampa, FL 33607

All Officers and Directors as a group (12 persons)	5,884,180		12.2%

Fortress Investment Holdings, LLC	4,793,059	(13)	9.9%
1345 Avenue of the Americas 46th Floor
New York, NY 10105

Drawbridge Global Macro Master Fund Ltd.	4,816,059	(14)	9.9%
1345 Avenue of the Americas 46th Floor
New York, NY 10105

GLG Partners LP	4,858,600	(15)	9.9%
1 Curzon Street
London W1J 5HB

GLG North American Opportunity Fund	3,796,700	(16)	7.7%
1 Curzon Street
London W1J 5HB

*	Represents less than 1% beneficial ownership
(1)	Includes 762,909 shares held by Greg and Laurie Stemm; 1,122,559 shares held by Adanic Capital, Ltd., a limited partnership for which Greg Stemm serves as general partner; and 205,773 shares underlying currently exercisable stock options. Mr. Stemm has pledged 500,000 shares of the Company’s common stock as collateral for a personal loan.
(2)	Includes 1,580,789 shares and 165,773 shares underlying currently exercisable stock options held by John Morris. Mr. Morris has pledged 500,000 shares of the Company’s common stock as collateral for a personal loan.
(3)	Includes 523,003 shares held by David J. Saul and his wife Christine, and 58,000 shares underlying currently exercisable stock options held by David J. Saul.
(4)	Includes 320,033 shares and 210,833 shares underlying currently exercisable stock options held by David A. Morris.
(5)	Includes 124,900 shares and 58,000 shares underlying currently exercisable stock options held by George E. Lackman, Jr.
(6)	Includes 100,807 shares and 110,833 shares underlying currently exercisable stock options held by George J. Becker, Jr.
(7)	Includes 129,000 shares and 33,000 shares underlying currently exercisable stock options held by George Knutsson.
(8)	Includes 19,259 shares and 116,667 shares underlying currently exercisable stock options held by Michael J. Holmes.
(9)	Includes 19,259 shares and 116,667 shares underlying currently exercisable stock options held by Davis D. Howe.
(10)	Includes 6,481 shares and 50,833 shares underlying currently exercisable stock options held by Jay A. Nudi.
(11)	Includes 8,060 shares held by David J. Bederman.
(12)	Includes 10,742 shares and 30,000 shares underlying currently exercisable stock options held by Mark D. Gordon.

(13)	Includes 3,091,059 shares of Common Stock and 1,510,000 shares issuable upon the conversion of Series D Convertible Preferred Stock (“Series D Preferred Stock”) held by Drawbridge Global Macro Master Fund Ltd and 192,000 shares of Common Stock held by Drawbridge Investment Partners. Each share of Series D Preferred Stock is convertible into one share of common stock. Excluded from the computation of beneficial ownership are 940,000 shares issuable upon the conversion of Series D Preferred Stock and 1,440,000 shares issuable upon the exercise of warrants for Series D Preferred Stock held by Drawbridge Global Macro Master Fund Ltd. The shares are excluded due to a provision that such shares cannot be converted into Common Stock if the conversion would increase the beneficial ownership of the holder above 9.9%. Fortress Investment Holdings, LLC has indirect investment control over the shares beneficially owned by Drawbridge Global Macro Master Fund Ltd and Drawbridge Investment Partners. Michael E. Novogratz, Kevin J. Treacy, and Scott M. Lawin, the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, respectively, of Drawbridge Global Macro Master Fund Ltd., have the power to vote or to dispose of these shares.
(14)	Includes 3,091,059 shares of Common Stock and 1,725,000 shares issuable upon the conversion of Series D Convertible Preferred Stock (“Series D Preferred Stock”) held by Drawbridge Global Macro Master Fund Ltd. Each share of Series D Preferred Stock is convertible into one share of common stock. Excluded from the computation of beneficial ownership are 725,000 shares issuable upon the conversion of Series D Preferred Stock and 1,440,000 shares issuable upon the exercise of warrants for Series D Preferred Stock held by Drawbridge Global Macro Master Fund Ltd. The shares are excluded due to a provision that such shares cannot be converted into Common Stock if the conversion would increase the beneficial ownership of the holder above 9.9%. Fortress Investment Holdings, LLC has indirect investment control over the shares beneficially owned by Drawbridge Global Macro Master Fund Ltd as described in Note (13). Michael E. Novogratz, Kevin J. Treacy, and Scott M. Lawin, the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, respectively, of Drawbridge Global Macro Master Fund Ltd., have the power to vote or to dispose of these shares.
(15)	Includes 2,668,600 shares of common stock and 2,190,000 shares issuable upon the conversion of Series D Preferred Stock held by GLG Partners LP, GLG North American Opportunity Fund and certain other funds, collectively the “GLG Funds” named below. Each share of Series D Preferred Stock is convertible into one share of common stock. GLG Partners LP serves as the Investment Manager for the GLG Funds, and GLG Partners Limited is the General Partner of GLG Partners LP. Excluded from beneficial ownership are 60,000 shares of Series D Preferred Stock and 1,200,000 shares issuable upon the exercise of warrants for the purchase of Series D Preferred Stock due to a provision that the Series D Preferred Stock cannot be exercised to the extent that it would increase the beneficial ownership of the holder above 9.9%. The GLG Funds are GLG North American Opportunity Fund which holds more than 5% of the outstanding common stock as detailed in Note 15; GLG Capital Appreciation Fund; GLG North American Equity Fund; GLG Investments IV PLC Capital Appreciation (Distributing) Fund; The Century Fund SICAV; Pleiade SICAV Pleiade Actions Amerique du Nord; GLG Balanced Fund; GLG LYXOR North American Opportunity Fund; GLG Global Aggressive Fund; GLG European Long-Short Fund. Mr. Noam Gottesman, Mr. Pierre Lagrange and Mr. Emmanuel Roman each a Managing Director of GLG Partners LP have the power to vote or to dispose of the shares held in the GLG Funds.
(16)	Beneficial ownership of GLG North American Opportunity Fund with respect to the shares held by it consists of 1,451,700 shares of common stock, 1,225,000 shares issuable upon conversion of Series D Preferred Stock and 1,120,000 shares of Series D Preferred Stock issuable upon exercise of warrants. GLG Partners LP is the Investment Manager and a beneficial owner of the shares held by GLG North American Opportunity Fund as described in Note (14).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2006, and Form 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2006 and certain written representations, no persons who were either a Director, Officer or beneficial owner of more than 10% of the Company’s Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Review, Approval or Ratification of Transactions with Related Parties

On March 6, 2007, our Board of Directors adopted the following policy governing transactions with related parties.

Transactions involving related parties present a risk to us of being improperly valued or of exposing us to conflicts of interest. To reduce the potential for these risks the Board has adopted this policy which must be followed in connection with all related party transactions involving us or our subsidiaries when the dollar amount of the transaction or a series of similar related transactions exceeds or is expected to exceed $120,000 during a fiscal year. All completed or proposed related party transactions are to be reported to the Company’s Disclosure Committee no later than the end of the current quarter and the Committee will present the transactions or proposed transactions to the Board of Directors for review, ratification or approval.

Related party transactions may be entered into or continued only if approved as follows:

If the related party transaction is in the normal course of our business and is (a) entered into on terms no less favorable to us than those generally being provided to or available for unrelated third parties, or (b) is fair to us in taking into account the totality of the relationships between the parties involved including other transactions that may be particularly favorable or advantageous to us, then the CEO or CFO may approve the transaction, provided the approving individual is not a party to the transaction. Such transactions will then be presented to the disinterested members of the Board of Directors for ratification.

Any other related party transaction may only be approved by a majority of the disinterested Board of Directors.

Prior to this, related party transactions were reviewed by the Board of Directors as these transactions were contemplated or occurred.

Related Party Transactions

Since January 1, 2006, none of our officers, directors, and beneficial owners have entered into related party transactions with the Company. The following described transaction could cause a future related party arrangement.

On December 9, 2002, a Georgia limited liability company acquired rights from an unrelated third party through a foreclosure sale to receive 5% of post finance cost proceeds, if any, from shipwrecks that we may recover within a predefined search area of the Mediterranean Sea. The shipwreck we believe to be HMS Sussex is located within this search area. John Morris and Greg Stemm, two of our officers and directors had member interests of 32% and 28% respectively, in the limited liability company until they sold their interests to an unrelated third party in 2005, upon the recommendation of the Board of Directors. In the event that political interference precludes the recovery efforts of the project, the officers could be required to buy back their interests.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to, among others, its principal executive, financial and accounting officers, and other persons, if any, performing similar functions. Our Code of Ethics can be obtained from the Company, without charge, by written request to the Chief Financial Officer at the Company’s address and is posted on the Company’s Internet website (www.shipwreck.net).

CORPORATE GOVERNANCE

Board of Directors and Executive Officers

The Company’s Board of Directors held eleven (11) meetings during the fiscal year ended December 31, 2006. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board.

Directors standing for election are expected to attend the Annual Meeting of Stockholders. All of the six directors standing for election at the 2006 Annual Meeting of Stockholders attended the meeting.

The Company’s executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for May 18, 2007. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

No event occurred during the past five years which is material to an evaluation of the ability or integrity of any Director or person nominated to be Director or Executive Officer of the Company.

Independence of Board Committee Members

The Company has four directors, David J. Bederman, George E. Lackman, Jr., George Knutsson, and David J. Saul, who are independent directors as defined in Section 803 of the listing standards of the American Stock Exchange. The Board of Directors affirmatively determined on March 6, 2007, that each of the four independent directors continues to meet the standards for independence established by the American Stock Exchange.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Knutsson is an “audit committee financial expert” as defined in Item 407(a) of Regulation S-K, pursuant to the fact that, among other things, he was founder and Chief Financial Officer of Pro-Tech Monitoring and in that capacity has acquired the relevant experience and expertise and has the attributes set forth in the applicable rules in order to constitute him as an audit committee financial expert.

Committees of the Board

Governance Committee

The Governance Committee was established May 26, 2004, and presently consists of David J. Saul, Chairman, George Knutsson, George E. Lackman, Jr. and David J. Bederman. The purpose of the Governance Committee is to i) identify individuals qualified to become members of the Board of Directors; ii) recommend individuals to the Board as director nominees and recommend Directors to serve as members of Board committees; iii) develop and recommend to the Board a set of Corporate Governance guidelines; iv) manage the Board’s internal affairs, and v) be responsible for reassessing the overall effectiveness of the Board. A copy of the Governance Committee Charter was attached to Odyssey’s proxy statement for the Annual Meeting held February 25, 2005 (a copy of which is available on our website at www.shipwreck.net). During the fiscal year ended December 31, 2006, the Governance Committee held two (2) meetings.

The Governance Committee has not established any minimum qualifications for persons to be considered for nomination, but will be guided by the following criteria, that the individual be of the highest character and integrity; be free of any conflict of interest that would violate any applicable law or regulation or interfere with proper performance of the responsibilities of a Director; possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a Director; have sufficient time available to devote to the affairs of the Company; and have a desire to represent the balanced best interests of the Stockholders as a whole.

Stockholders who wish to recommend persons to the Governance Committee should submit a letter addressed to the Chairperson of the Governance Committee no later than 120 days prior to the date of the next Annual Meeting of Stockholders that sets forth the name, age, and address of the person recommended for nomination; the principal occupation or employment of the person recommended for nomination; a statement that the person is willing to be nominated and will serve if elected; and a statement as to why the Stockholder believes that the person should be considered for nomination for election to the Board of Directors and how the person meets the criteria to be considered by the Committee described above.

Audit Committee

The Audit Committee presently consists of George Knutsson, Chairman, David J. Saul, George E. Lackman, Jr., and David J. Bederman, who are independent directors (as defined in Section 803 of the listing standards of the American Stock Exchange). Mr. Knutsson serves as the Audit Committee Financial Expert. The Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls. It also facilitates open communication between the Audit Committee, Board of Directors, Odyssey’s independent registered public accounting firm and management. The Audit Committee is responsible for reviewing the audit process and evaluating and retaining the independent registered public accountants. The independent registered public accounting firm meets with the Audit Committee to review and discuss various matters pertaining to the audit, Odyssey’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Odyssey. The Audit Committee is charged with the treatment of complaints for the confidential, anonymous submission by employees of Odyssey of concerns regarding questionable accounting or auditing matters. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to Odyssey’s proxy statement for the Annual Meeting held on February 25, 2005. A copy of the charter is also available on the Company’s website at www.shipwreck.net. During the fiscal year ended December 31, 2006, the Audit Committee held four (4) regular meetings and four (4) private sessions with auditors. The report of the Audit Committee is included in this proxy statement.

Compensation Committee

The Company has a standing Compensation Committee (the “Compensation Committee”) of the Board of Directors. The Compensation Committee presently consists of David J. Bederman, Chairman, George E. Lackman, Jr., George Knutsson, and David J. Saul, who are independent directors (as defined in Section 803 of the listing standards of the American Stock Exchange). In April 2005, the Board of Directors adopted a charter for the Compensation Committee. A copy of the charter is available on our website at www.shipwreck.net. The Compensation Committee reviews and recommends to the Board compensation plans, policies and benefit programs for employees including stock options, distribution of stock in any form, bonuses, and termination agreements. The Committee reviews the compensation arrangements for our executive officers and directors and makes recommendations to the Board of Directors. During the fiscal year ended December 31, 2006, this Committee held five (5) meetings. The Compensation Committee’s report on 2006 executive compensation is included in this proxy statement.

Compensation Committee Interlocks and Insider Participation

There were no interlocks or other relationships among our executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or committees of the Board should send correspondence to the Corporate Secretary, Odyssey Marine Exploration, Inc., 5215 W. Laurel Street, Tampa, Florida 33607. All communications so received from stockholders of the Company will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the Director or to the appropriate committee chairman. All stockholders are also encouraged to communicate directly with both Officers and Directors regarding issues affecting the Company at the Annual Meeting of Stockholders.

Report of the Audit Committee

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors. The Audit Committee currently consists of Messrs. Knutsson, Saul, Lackman and Bederman who are independent directors (as defined in Section 803 of the listing standards of the American Stock Exchange). In January 2003, the Audit Committee adopted a charter which was amended by the Board of Directors on May 26, 2004 and revised in February, 2005. A copy of the amended charter was attached to Odyssey’s proxy statement for the Annual Meeting of Stockholders held on February 25, 2005. A copy of the amended charter is also available on our website at www.shipwreck.net. The Audit Committee, on behalf of the Board, oversees the Company’s accounting and financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the outside auditors the audited financial statements and the footnotes thereto in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K for the fiscal year ended December 31, 2006. The Committee discussed with management and the outside auditors, qualitative aspects of financial reporting in the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements to the Stockholders. In addition, the Audit Committee is responsible for the engagement of the Company’s independent public accountants and the scope of their work. The Audit Committee held eight (8) meetings in the fiscal year ended December 31, 2006: Four private executive meetings with the outside auditors and four regular Audit Committee meetings.

The Company’s outside independent public accountants, Ferlita, Walsh & Gonzalez, P.A., are responsible for expressing an opinion on the conformity of the Company’s audited financial statements in all material respects, to accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed with the independent public auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent public auditors under Statement on Auditing Standards 61, as amended by SAS 90. The Company’s independent public accountants have expressed the opinion that the Company’s audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States. The independent public auditors have full and free access to the Audit Committee.

The Audit Committee Chairman discussed with the Company’s independent public accountants their independence from management and the Company, and received from them the written disclosures and the letter concerning the independent accountants’ independence required by the Independence Standard Board Standard No. 1. In addition, the Audit Committee in a private executive session inspected and reviewed the PCAOB audit of our independent auditors. The results were favorable in all respects. The Audit Committee Chairman was one of four Audit Chairmen in the United States selected to participate in the panel “Discussion on Effective Communication with Audit Committees” held in Washington, D.C. by the Public Company Accounting Oversight Board (PCAOB). The PCAOB was created in 2002 for the purpose of Standards – Setting for the Accounting Profession.

The Audit Committee Chairman discussed with the Company’s independent public auditors the overall scope and plans of the audit. The Audit Committee met with the independent public auditors to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also selected Ferlita, Walsh & Gonzalez, P.A. to serve as the Company’s independent public accountants for the year ending December 31, 2007.

Members of the Audit Committee

George Knutsson, Chairman	David J. Bederman
David J. Saul	George E. Lackman, Jr.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based upon our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Members of the Compensation Committee

David J. Bederman, Chairman	David J. Saul
George E. Lackman, Jr.	George Knutsson

EXECUTIVE COMPENSATION

The Company does not currently have Executive Employment Agreements in effect with any of its Named Executive Officers. The Compensation Committee is considering instituting contracts for certain Named Executive Officers.

Compensation Discussion and Analysis (“CD&A”)

Oversight of Executive Compensation Plan

The Compensation Committee of our Board of Directors oversees our executive compensation program. This includes compensation paid to our chief executive officer and all other officers named in the Summary Compensation Table. Our Compensation Committee is made up of independent, non-management members of our Board of Directors. During 2005, our Compensation Committee, which then consisted of George E. Lackman, Jr., George Knutsson, and David J. Saul, engaged Krys Boyle, P.C., our independent outside counsel, to begin the task of establishing a formal compensation plan for our executive officers and department heads. The Committee hired AON Consulting, Inc. to provide a framework and peer group analysis for a total compensation program. The group met regularly with Michael J. Holmes, our chief financial officer, to review and refine the details of the plan.

General Executive Compensation Philosophy

We adopted a compensation program designed to attract, motivate and retain senior management, to drive business success and create long-term stockholder value. We compensate our executive officers with base salary, annual incentive compensation and long-term equity compensation planned to be competitive with other similar employers and to align our executive officers with the financial interest of our Stockholders. We have designed our compensation program to balance short-term and long-term financial objectives, to encourage building stockholder value and to reward individual and company performance. We target base salary at levels to attract and retain qualified individuals, to encourage long-term commitments and to discourage turnover of key personnel. Annual incentive compensation is paid to reward executives for company and personal achievement. The long-term equity component of compensation is designed to encourage our executives to think like stockholders by taking a long-term interest in the financial success of the company and to encourage retention through vesting provisions of long-term incentives. We also make incentive compensation a greater part of the compensation package for more senior positions. Since our company is still developing the revenue generating component of our business, we take into account our ability to pay as a factor when determining base or incentive compensation that is cash based. The Compensation Committee considers the use of cash and the current financial conditions of the Company when approving cash based compensation.

General Stock Option Award Philosophy

Stock options are awarded to strengthen the relationship between the long-term value of our stock and potential financial incentives to our executive officers. These awards only become valuable if the recipient continues to be employed by us and if the value of our common stock rises to a level above the option exercise price established by the Compensation Committee on the grant date of the award. Stock options can vest based on time or time plus performance; however, we do not use market related targets in any stated performance criteria. While our Compensation Committee can set option prices as low as the fair market value on the date of grant, historically we have awarded options at a premium over fair market value as an incentive to our executive officers to strive for long-term improvement in the financial condition of our Company.

When stock options are awarded to officers as part of our compensation plan, the awards are to be granted as close to January 1st each year as is reasonably practical for the members of the Compensation Committee and the Board of Directors. All of the members of our Board of Directors, other than our two executive directors, are on our Compensation Committee, so when an action is taken by the Compensation Committee our policy is to obtain the full Board approval on the same day. Thus, there are no timing differences between the approval of the Compensation Committee and the approval by the Board of Directors. The awards are made as early as practical in the year so that the time associated with any performance criteria is maximized. This practice avoids market timing of the grant of options around expected news releases.

2006 Plan Highlights

During 2005 we hired AON Consulting, Inc., a nationally recognized firm, to assist us in establishing a compensation strategy for our senior management and department heads and to develop a framework for our total compensation program for 2006. Because our business of locating valuable shipwrecks and marketing the cargo and related products is unique, AON determined that a traditional set of peer companies could not be identified. AON determined that our profile was similar to high tech companies with less than $50 million in revenue for broad benchmarking survey purposes and provided a compensation analysis to us for that group. We were not provided the names of the specific companies included in the AON benchmark data. AON recommended compensation ranges for our CEO and other executive officers based on the results of their survey and their analysis of our Company. Our Compensation Committee refined the recommended ranges for base salary, annual incentive target and long-term incentive values for each of our executive officers based upon the individual’s qualifications and experience with the Company, past performance, value to the Company, and the Company’s ability to pay.

Based upon this analysis our Compensation Committee established the target ranges for each component of compensation that could be earned by our executive officers. The Compensation Committee also established the ratios of the three major components of compensation to the total compensation achievable by each officer in the approximate ratios as recommended by AON. Due to the Company’s financial performance and negative operating cash flow, base salaries in general were set on the low end or below the ranges recommended by AON. Annual incentive targets and long-term compensation value were expressed as percentages of base salary.

This plan was developed to provide a framework for executive compensation and the Compensation Committee retained the flexibility to use its discretion and deviate from the guidelines in determining compensation as appropriate at the time its decisions are made.

Components of the 2006 Compensation Plan

Base salary

Base salary is intended to provide our executive officers with a level of assured cash compensation that is reasonably competitive in the marketplace. It is based on the individual’s qualifications and experience with the Company, past performance of duties, value to the Company, the Company’s ability to pay and relevant competitive market data.

Annual Incentive Awards

Annual incentive awards are intended to provide a component of total cash compensation that represents an award for meeting corporate key objectives or for achievement of strategic objectives. Annual incentive awards are expressed as target amounts that can be earned as a percentage of base salary. The amount of these targets are based on the individual’s qualifications and experience with the Company, past performance of duties, value to the Company, and the Company’s ability to pay.

Annual incentive awards are earned by achievement of weighted key or strategic objectives. For John Morris, our CEO and co-founder, and for Greg Stemm, executive vice president and co-founder, the weighted criteria for 2006 were:

•	25% Cash flow growth compared to budget

•	25% Stock price appreciation over the Russell 2000 index

•	25% Growth in EPS

•	25% Increase in Value of Recovered Cargo greater than $25 million

For all other officers the weighted criteria for 2006 were:

•	12.5 % Cash flow growth compared to budget

•	12.5 % Stock price appreciation over the Russell 2000 index

•	12.5 % Growth in EPS

•	12.5 % Increase in value of recovered cargo greater than $25 million

•	50.0 % Based upon implementation of strategic objectives

The Compensation Committee follows these guidelines when determining annual incentive awards; however, it has the discretion to deviate from these guidelines based on any extenuating or unforeseen circumstances.

Long–Term Incentive Targets

Long-term incentive targets are intended to provide an equity component of total compensation in the form of stock options that vest based on time or performance. The value of these targets is set by the Compensation Committee based on the individual’s qualifications and experience with the Company, past performance of duties, and value to the Company. The long-term incentives for John Morris and Greg Stemm were established with vesting over three years provided that 75% of the options would vest only if the Company recovered in excess of $25 million of new cargo during the year prior to each annual vesting date. Excess recovered value could be carried forward to contribute to a subsequent year’s vesting performance, but value could not be retroactively applied to a prior period. The long-term incentives for all other officers were established with vesting over a three year period with 50% of the options vesting only if the Company recovered in excess of $25 million of new cargo during the year prior to the annual vesting date. Excess recovered value could be carried forward to a subsequent year’s vesting performance, but value could not be retroactively applied to a previous period. The $25 million target was established because the Compensation Committee wanted to see the Company continuously recover sufficient cargo to fund its operations.

Allocation of the Compensation Components for 2006

Our compensation plan provides a range of minimum to maximum amounts targeted for base salary, annual incentive and long-term incentive for each officer position. If the financial results dictated that an officer was paid at the mid point of these ranges, the components of compensation would be allocated as detailed below. Because of the various ways that the components could pay out at year end, the ratios below could be skewed significantly. As an example, if no annual incentive was paid, base salary would ultimately make up a much higher percent of total compensation.

At the midpoint of compensation ranges the components of compensation were allocated to our officers as follows:

Name	Typical Base Salary	Typical Annual Incentive Target	Typical Equity Target
John C. Morris, CEO and Gregory P. Stemm, Ex VP;both Co-Founders (“Senior Officers”)	32%	26%	42%
All other Named Executive Officers	40%	25%	35%

In making this allocation the compensation of our senior officers rely more heavily on performance based earnings potential.

Base Salary and Long-Term Incentive Compensation of Named Executive Officers

Chief Executive Officer

Michael Barton filled the position of interim chief executive officer from November 9, 2005, until June 30, 2006, while John Morris was undergoing treatments for cancer. Mr. Morris remained co-chairman of the Board and while he relinquished day-to-day responsibility to Mr. Barton, Mr. Morris stayed abreast of daily activity at Odyssey. Mr. Morris returned to the position of chief executive officer on July 1, 2006. Mr. Barton continued as a consultant to the Company until September 30, 2006, to assist in the transition. Mr. Barton was not affiliated with the Company at year end.

At the midpoint of compensation ranges of our 2006 Plan, base salary for our CEO position was targeted to make up 32% of total compensation with annual incentive contributing 26% and long-term incentive making up the remaining 42%. Assuming all incentive targets were met, total cash compensation was planned to range from $380,000 to $650,000. The base salaries for Mr. Barton and Mr. Morris were set at approximately 25% of the range above the minimum base salary established for the CEO position. This was in line with the philosophy to pay lower base salary with more potential for incentive earnings for our most senior positions. Base salaries for Mr. Morris and Mr. Barton are reported in the Summary Compensation Table. Annual incentive targets for the CEO range from 70% to 100% of base salary to be determined by the Compensation Committee near year end when incentive awards are considered. Long-term incentive value was targeted from 125% to 150% of base salary. During January 2006, a non-qualified stock option was awarded to Mr. Barton with a Black-Scholes value of $265,000 subject to performance vesting provisions. This value was 110 % of base salary. Due to Mr. Barton’s departure from the Company during 2006, none of the long-term award became vested and the award was cancelled. When Mr. Morris returned to the CEO position, the Board granted an equivalent stock option to Mr. Morris with the same option exercise price, vesting and term as the option approved earlier for Mr. Barton. Both options to Mr. Barton and to Mr. Morris were granted at an option exercise price which was over the fair market value when granted. The Black Scholes value of the stock option granted to Mr. Morris was $85,000 when granted due to the Company’s stock price being lower at the time the Compensation Committee agreed that Morris would return as CEO. Vesting of 75% of the options requires attainment of performance criteria. The expense associated with these options for 2006 is reflected in the Summary Compensation Table.

Executive Vice President and Co-Founder

Greg Stemm, who is executive vice president and a corporate co-founder is a vital component of our management team. He oversees marine operations on a daily basis, plans and executes our maritime legal and political strategies worldwide, and is also involved in nearly every aspect of our corporate planning and oversight with our CEO. For these reasons, Mr. Stemm is compensated at a level generally equivalent to our CEO position.

At the midpoint of compensation ranges of our 2006 Plan, base salary for Mr. Stemm was targeted to make up 33% of total compensation with annual incentive contributing 27% and long-term incentive making up the remaining 40%. Assuming all incentive targets were met, total cash compensation was planned to range from $325,000 to $575,000. Base salary as reported in the Summary Compensation Table was set at the mid point of the range established for Mr. Stemm. Annual incentive targets for Mr. Stemm range from 60% to 90% of base salary to be determined by the Compensation Committee near year end when incentive awards are considered. Long-term incentive value was targeted from 100% to 125% of base salary. A long-term non statutory stock option was awarded to Mr. Stemm with a Black-Scholes value of $265,000 with 75% of the vesting subject to performance criteria. This value was 110 % of base salary. The stock option was granted at an option exercise price which was over the market when granted. The expense associated with this option for 2006 is reflected in the Summary Compensation Table.

Chief Financial Officer and Chief Operating Officer

Our compensation plan for 2006 established identical compensation opportunity for Michael Holmes, our chief financial officer, and for Davis Howe, our chief operating officer. At the midpoint of potential compensation ranges, base salary for these officers was targeted to make up 40% of total compensation with annual incentive contributing 25% and long-term incentive making up the remaining 35%. Assuming all incentive targets were met, total cash compensation was planned to range from $250,000 to $395,000. Actual base salaries as reported in the Summary Compensation Table were unchanged from 2005, and were $15,000 below the minimum base salary established for these positions in the 2006 Plan. The Compensation Committee set these salaries to minimize the cash flow impact of compensation to officers. Annual incentive targets for Mr. Holmes and Mr. Howe range from 50% to 75% of base salary to be determined by the Compensation Committee near year end when incentive awards are considered. Long-term incentive value was targeted to range from 75% to 100% of base salary. Long-term incentives are in the form of non statutory stock options. A long-term incentive stock option was awarded to each of these officers with a Black-Scholes value of $176,000 and such that 50% of the vesting is subject to performance provisions. This value was 117 % of base salary. The stock options were granted at an option exercise price which was over the market when granted. The expense associated with these options for 2006 is reflected in the Summary Compensation Table.

Secretary/Treasurer and Executive Vice President of Attractions

Our compensation plan for 2006 established identical compensation opportunity for David Morris, our secretary and treasurer, and George Becker, Jr., our executive vice president of attractions. At the midpoint of potential compensation ranges, base salary for these officers was targeted to make up 40% of total compensation with annual incentive contributing 25% and long-term incentive making up the remaining 35%. Assuming all incentive targets were met, total cash compensation was planned to range from $190,000 to $305,000. Actual base salaries were unchanged from 2005 and were $10,000 below the minimum base salary established for these positions in the 2006 Plan. The Compensation Committee set these salaries to minimize the cash flow impact of compensation to officers. Annual incentive targets for Mr. Morris and Mr. Becker range from 50% to 75% of base salary to be determined by the Compensation Committee near year end when incentive awards are considered. Long-term incentive value was targeted from 75% to 100% of base salary. A long-term non statutory stock option was awarded to each of these officers with a Black-Scholes value of $114,000 with 50% of the vesting subject to performance provisions. This value was 95% of base salary. The stock options were granted at option exercise prices which were over the market when granted. The expense associated with these options for 2006 is reflected in the Summary Compensation Table.

Performance Criteria for Stock Option Vesting

All of the stock options granted to officers as part of the 2006 executive compensation plan had a single performance criteria for vesting. The Compensation Committee believed that a major strategic objective of the Company was to recover additional cargo from shipwrecks with a value of at least $25 million. The Committee believed this amount would be necessary for the Company to meet its ongoing cash flow obligations. Management felt that this would be an achievable goal. However, this goal was not met for the year ended December 31, 2006, and the portion of long-term incentive associated with this performance criteria were forfeited on January 22, 2007 which was the first annual vesting date of the options. Compensation expense was recorded during 2006 for the portion of the stock options that did vest over time on a prorated basis over the service period of the options. Compensation expense for the vesting of stock options is detailed in the “Summary Compensation Table”. A total of 475,416 stock options having an exercise price of $3.50 per share were forfeited by the officers as a group. No compensation expense is reported for the forfeited options.

Annual Incentive Awards and Bonus to Named Executive Officers

During December 2006, the Compensation Committee met to consider annual incentive compensation for officers. The Company did not meet key objectives established for stock price appreciation over the Russell 2000 index, growth in EPS, or increase in value of recovered cargo greater than $25 million, each of which carried a 25% weighting towards achievement of the annual incentive award. The Company did achieve cash flow growth as measured by the Company’s actual year-end cash position as compared to budgeted ending cash balances. This criteria which carried a weighting of 25% of the annual incentive target, required that the ending cash balance exceed the budgeted cash balance at year end. The Compensation Committee is allowed to take into consideration cash flow from other activities such as financing raised in determining whether this criteria was met. The Company’s budget projected a cash shortfall of approximately $500,000 at year end; however, cash on hand at year end was approximately $2,400,000. For this reason the Compensation Committee determined that the key objective was met. The key objectives applied to all of our Named Executive Officers as described later in this section.

The CEO provided a report to the Compensation Committee detailing strategic objectives accomplished during 2006 and unusual and unforeseen circumstances that impacted performance relative to the key objectives.

Chief Executive Officer and Executive Vice President and Co-Founder

The Senior Officers were confronted with multiple political and diplomatic situations that could not have been foreseen, prevented or avoided during 2006. After unexpected political intervention with the Sussex project, the Company re-deployed the Odyssey Explorer to a project in an area that was later closed by a naval blockade. The Senior Officers reacted quickly to the circumstances and successfully developed new financing plans and re-prioritized projects in order to maintain company momentum, while continuing delicate governmental negotiations and other diplomatic initiatives. Marine operations were continued by re-deploying the Odyssey Explorer to the Atlas project, and several strategic equipment acquisitions and changes were effected to maximize efforts to meet our key objectives. The support of key investors was maintained throughout this time and funds were raised through the issuance of debt and equity to continue operations.

According to our compensation plan, the Senior Officers would be entitled to incentive compensation ranging from 17.5% to 25% of base pay for Mr. Morris and from 15.0% to 22.5% for Mr. Stemm. However, due to the extenuating circumstances encountered during 2006, and the broad accomplishments contributing to the Company’s overall strategic development, the Compensation Committee recommended that a payment of 30% of base salary be made to the Senior Officers. The Compensation Committee used its discretion rather than adherence to a specific formula in recommending this amount which is reported as a Bonus in the Summary Compensation Table. Additionally, the Senior Officers were given the choice of receiving the incentive in cash or common stock at the time of payment. The recommended incentive amounts would not be paid unless the Company was successful in raising additional operating cash. The amounts were accrued for each officer and paid during January 2007, after completion of a private placement offering. John Morris elected to receive stock at fair market value for the net amount of the annual incentive.

All Other Officers

During December 2006, the Compensation Committee met to consider annual incentive compensation for officers. The Committee reviewed key objectives and individual accomplishments as reported by the CEO. While the following achievements are segmented, cooperation between departments is crucial to the overall accomplishment of our strategic goals. Administratively, these included “exception free” audits of the internal control processes of the Company, timely filing of all financial statements, quarterly reviews with no material exceptions, the successful implementation of new procedures for recording FAS 123R expense, successful implementation of risk management insurance programs, and implementation of a cash projection model spanning all subsidiaries. Additionally, the Company saw a favorable resolution of a major insurance claim and resolution of a lawsuit brought by an ex-crewman. Operationally, the Company completed Phase 1a and 2b of the Sussex project prior to unforeseen political intervention, acquired and fitted a second ship for search operations, and located over 1,800 anomalies in the Tripoli phase of the Atlas search area. This resulted in the location of 161 shipwrecks and the arrest of one target of interest. In the sales and marketing area we altered a coin and artifact marketing program by successfully implementing a strategic marketing agreement with a third party. The attraction group reopened the Shipwreck Treasure and Adventure exhibit in New Orleans and in spite of a virtual destruction of the customer base by Hurricane Katrina, managed to achieve superior results as measured by the customer exit surveys conducted on site.

The CEO reported that the officers all met and exceeded expectations. Based on the achievements detailed above, incentive awards of 12.5% for key objective performance and up to 50% for individual performance could be awarded for each officer. However, since the Company did not meet other key objective performance criteria, a bonus of 30% of annual base salary was approved by the Compensation Committee. The amounts paid were less than the 50% minimum recommended annual incentive target established in the 2006 Plan. The amounts paid are reported as Bonus in the Summary Compensation Table due to the Compensation Committee using its discretion rather than application of a specific formula in determining the awards. In addition, the Compensation Committee approved the awards based on the net amount due after tax being paid in common stock to reduce the cash flow impact to the Company. Also, the recommended bonus amounts would not be paid unless the Company was successful in raising additional operating cash. The amounts were accrued for each officer and ultimately paid by the issuance of common stock for the net amount due after tax to each officer during January 2007, after completion of a private placement offering. The stock was issued at fair market value.

Retirement Plans and All Other Compensation

We do not have any deferred compensation or retirement plan at this time. During 2006, we did not pay amounts that would be classified as perquisites or other compensation to our CEO or other Named Executive Officers other than consulting fees to Mr. Barton as disclosed in the Summary Compensation Table. Our named executive officers participated in non-discriminatory life and health insurance plans on the same basis as all other employees.

Compensation Tables

2006 SUMMARY COMPENSATION TABLE

The following table set forth information regarding the compensation paid to the Company’s Chief Executive Officer (CEO) and other Named Executive Officers (NEOs) for services rendered to the Company and its subsidiaries for the fiscal year ended December 31, 2006. Compensation expense related to options that vested in January of 2007 is included where appropriate in the tables for 2006. Also, expense related to Bonus or Annual Incentive Awards that were paid in January 2007 are included in 2006 compensation expense.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
John C. Morris, Chief Executive Officer (CEO)	2006	$250,000	$75,000	$7,125	$—	$332,125
Michael V. Barton, Former CEO	2006	$120,000	$—	$—	$30,000	$150,000
Gregory P. Stemm, Executive V.P.	2006	$250,000	$75,000	$22,000	$—	$347,000
Michael J. Holmes, Chief Financial Officer (CFO)	2006	$150,000	$45,000	$29,334	$—	$224,334
Davis D. Howe, Chief Operating Officer	2006	$150,000	$45,000	$29,334	$—	$224,334
George J. Becker, Jr., Executive V.P.	2006	$120,000	$36,000	$19,066	$—	$175,066
David A. Morris, Secretary/Treasurer	2006	$120,000	$36,000	$19,066	$—	$175,066

Note (1)	As discussed in the CD&A, all of our named executive officers received an annual bonus of 30% of base salary for 2006. Mr. Morris elected to receive the net amount after tax of the bonus in common stock at the fair market value on the date the stock was issued. Mr. Stemm received cash. All other officers received the net amount due after tax in shares of common stock at fair market value on the date the stock issuance was approved by the Board of Directors in January 2007.
Note (2)	A stock option was granted to John Morris on June 22, 2006, when the Board of Directors approved Mr. Morris returning to the CEO position effective July 1, 2006. The options granted were valued at $0.57 per share under FAS -123(R). Stock options were approved for all other officers on January 26, 2006 provided that the 2005 Stock Incentive Plan would be ratified at the annual meeting of stockholders to be held May 5, 2006. If the Plan was not approved all of these options would have been cancelled. The Plan was approved and the options were deemed to be granted on May 5, 2006. The options granted had a value of $1.76 per share under FAS-123(R). The amounts shown represent the vesting expense for one full year and are the amounts included in the Company’s financial statements for the year ended December 31, 2006. The assumptions used in evaluating the option awards are detailed in Note P to the financial statements included in the Company’s 10-K for the period ended December 31, 2006. The stock option vesting provisions are described in Note (1) to the GRANTS OF PLAN-BASED AWARDS table below.
Note (3)	Mr. Barton received $30,000 as a consultant during the three-month period after he relinquished the position of Interim CEO on June 30, 2006. Mr. Barton was not employed by us at December 31, 2006.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the actual number of stock options granted and the grant date fair value of these awards. There were no restricted stock or other equity or non-equity incentive awards granted for 2006.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)(2)(3)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)
John C. Morris	6/22/2006	150,000	$3.50	$1.64
Michael V. Barton	5/5/2006	150,000	$3.50	$3.25
Gregory P. Stemm	5/5/2006	150,000	$3.50	$3.25
Michael J. Holmes	5/5/2006	100,000	$3.50	$3.25
Davis D. Howe	5/5/2006	100,000	$3.50	$3.25
George J. Becker, Jr.,	5/5/2006	65,000	$3.50	$3.25
David A. Morris	5/5/2006	65,000	$3.50	$3.25

Note (1)	John Morris was granted a stock option on June 22, 2006 when the Board of Directors approved Mr. Morris returning to the CEO position effective July 1, 2006. One third of the stock options are eligible for vesting during 2006, 2007 and 2008. Of the number of options eligible for vesting each year, 25% of the options will vest based on Mr. Morris being continuously employed by the Company, and 75% of the options vest if the Company recovers $25 million or more from shipwreck operations during the year.
Note (2)	Messrs. Barton and Stemm were granted stock options on January 26, 2006, provided that the 2005 Stock Incentive Plan would be approved at the annual meeting of stockholders to be held May 5, 2006. If the Plan was not approved all of these options would be cancelled. The Plan was approved and the options were deemed to be granted and were valued on May 5, 2006. One third of the stock options are eligible for vesting during 2006, 2007 and 2008. Of the options eligible to vest each year, 25% of the options will vest based on the officers being continuously employed by the Company, and 75% of the options vest if the Company recovers $25 million or more from shipwreck operations during the year. Due to Mr. Barton’s employment terminating prior to year end, none of the options granted to him were vested and all of these options were cancelled.
Note (3)	Stock option grants were granted to all other officers on January 26, 2006 subject to approval of the 2005 Stock Incentive Plan by stockholders. If the Plan was not approved all of these options would be cancelled. The Plan was approved and the options were deemed to be granted and were valued on May 5, 2006. One third of the stock options are eligible for vesting during 2006, 2007 and 2008. Of the options eligible to vest each year, 50% of the options will vest based on the officers being continuously employed by the Company, and 50% of the options vest if the Company recovers $25 million or more from shipwreck operations during the year.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows outstanding stock option awards that are exercisable and unexercisable as of December 31, 2006, for the CEO and each NEO. Options that vest on January 26, 2007, are shown as vested at year end to conform with the expense recorded for these options during 2006. We did not have any outstanding restricted stock awards to report.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date
John C. Morris	68,273	—	—	$1.25	2/28/2008
	85,000	—	—	$2.50	2/28/2008
	12,500	25,000	75,000	$3.50	1/26/2011
Gregory P. Stemm	68,273	—	—	$1.25	2/28/2008
	125,000	—	—	$2.50	2/28/2008
	12,500	25,000	75,000	$3.50	1/26/2011
Michael J. Holmes	100,000	—	—	$5.00	3/14/2009
	16,667	33,333	33,333	$3.50	1/26/2011
Davis D. Howe	100,000	—	—	$5.00	3/14/2009
	16,667	33,333	33,333	$3.50	1/26/2011
George J. Becker, Jr.	50,000	—	—	$1.25	2/28/2008
	50,000	—	—	$2.50	2/28/2008
	10,833	21,667	21,667	$3.50	1/26/2011
David A. Morris	100,000	—	—	$1.25	2/28/2008
	100,000	—	—	$2.50	2/28/2008
	10,833	21,667	21,667	$3.50	1/26/2011

Note (1)	Each option in this column will vest in 50% of the number of options indicated for each NEO on January 26, 2008, and 50% on January 26, 2009, so long as the NEO is continuously employed by us until the vesting date.
Note (2)	For each option in this column, 50% of the number of options indicated will vest on each of January 26, 2008 and 2009, if the Company recovers $25 million or more from shipwreck operations during the year ending December 31, 2007 and 2008, respectively. In the event more than $25 million is recovered during 2007, the excess amount may be carried forward to 2008.

2006 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options exercised during 2006 for the persons named in the Summary Compensation Table above. There are no stock awards outstanding and none were vested during the period.

	Option Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)
John C. Morris	96,727	$145,621
Gregory P. Stemm	56,727	$145,221
George J. Becker, Jr.	100,000	$279,469

Note (1)	The shares acquired by Mr. Morris and Mr. Stemm were purchased and held. 50,000 of the shares acquired by Mr. Becker were purchased and held.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following, or in connection with a change-in-control of the Company or termination of employment. Under our 2005 Stock Incentive Plan, the Compensation Committee has the discretion, but not the obligation to accelerate the vesting of otherwise unvested stock options in the event of a change-in-control. This provision does not exist in our 1997 Employee Stock Option Plan, therefore only options granted during 2006 and later are subject to potential acceleration of vesting.

At December 31, 2006, our closing stock price was $2.99 per share which is lower than the $3.50 per share option exercise price of all of the stock options issued to our NEOs that could have become immediately exercisable due to a change-in-control. All of the options were out of the money at December 31, 2006, and none of the options could have been exercised. There is no potential compensation benefit to any of the NEOs due to the potential change-of-control. If the vesting of options held by our NEOs were accelerated, the expense to the Company under FAS-123(R) would have been $804,375.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid to Directors for 2006.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)
George Knutsson	$78,000	$0	$0	$78,000
George E. Lackman, Jr.	$69,550	$0	$0	$69,550
Dr. David J. Saul	$19,000	$43,000	$0	$62,000
Dr. David J. Bederman	$45,000	$11,250	$0	$56,250

Note (1)	Dr. Saul elected to receive restricted stock for the full amount of his annual retainers for 2006. Dr. Bederman elected to receive restricted stock for the fourth payment of his annual retainers for 2006. The stock was issued October 1, 2006, and restricted until December 31, 2007, when the performance period ended.

Compensation of Directors

For the year ended December 31, 2006, our outside Directors were compensated according to the following structure:

•	Each outside director received $40,000 annually as a retainer. Additional annual retainers were paid as follows for the chairmanship of committees:

Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Governance Committee Chairman	$3,000

•

Each Director has the option to receive cash or common stock for the amount of retainers. Retainers are paid quarterly in advance unless stock is awarded. When stock is awarded the number of shares is calculated by dividing the dollar amount otherwise due in cash by the fair market value of the stock on the first day of each quarter when cash payments are due. The stock is restricted until the service period ends.

•

In addition outside directors received $1,000 per meeting attended on behalf of the Board of Directors including full board meetings, and audit committee, governance committee and compensation committee meetings.

•	Meetings attended telephonically earned compensation of $500 for attendance.

•	Committee chairman received an additional $500 per meeting over which they presided.

•	No additional equity compensation was awarded for 2006.

•	We do not pay amounts that would be classified as perquisites or other compensation to our directors, and there are no existing or potential change-of-control, retirement or legacy obligations.

•	Directors were reimbursed for out-of-pocket expenses in connection with attending board of director or committee meetings.

Directors will be compensated for 2007 under the same terms as for 2006.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The independent accounting firm of Ferlita, Walsh & Gonzalez, P.A., audited the financial statements of the Company for the year ended December 31, 2006, and has been selected by the Audit Committee to serve in such capacity for the year ending December 31, 2007.

It is expected that representatives of Ferlita, Walsh & Gonzalez, P.A., will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from stockholders.

INDEPENDENT AUDITOR FEES

The following table presents aggregate fees billed for professional services rendered by Ferlita, Walsh & Gonzalez, P.A., for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by them during those periods.

	2006	2005
Audit Fees (1)	$109,346	$94,475
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$109,346	$94,475

(1)	These are fees for professional services performed by Ferlita, Walsh & Gonzalez, P.A., for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Independence of Principal Accountant and Other Audit Committee Considerations

The Audit Committee reviews at least annually the independent auditors’ qualifications, performance and independence including that of the lead partner. On November 27, 2006, our Audit Committee received written confirmation from Ferlita, Walsh & Gonzalez, P.A. that the firm is independent of the Company within the meaning of the federal securities laws administered by the Securities and Exchange Commission. In private session with our auditors on March 5, 2007, the Audit Committee reviewed a written report from the independent auditor describing the firm’s internal control procedures, any material issues raised by the most recent internal quality control review conducted by PCAOB, and any inquiry or investigation by governmental or professional authorities within the past five years, concerning an independent audit or audits carried out by the firm, and any steps taken to deal with those issues. The report also addressed any relationships between the auditors and us. The report was satisfactory to the Audit Committee in all respects.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Company’s independent accountants may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s principal accountant be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. The Audit Committee must pre-approve the engagement of the Company’s principal accountant to provide both audit and permissible non-audit services. No non-audit services were provided by the independent accountants during the past two fiscal years.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Any proposal by a stockholder intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received at the offices of the Company, 5215 W. Laurel Street, Tampa, Florida 33607, a reasonable amount of time prior to the mailing of the proxy statement for that meeting in order to be included in the Company’s proxy statement and proxy relating to that meeting.

JOHN C. MORRIS, PRESIDENT

Tampa, Florida

April 20, 2007

PROXY

ODYSSEY MARINE EXPLORATION, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John C. Morris with the power to appoint a substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Odyssey Marine Exploration, Inc. held of record by the undersigned on April 2, 2007, at the Annual Meeting of Stockholders to be held on May 18, 2007, or any adjournment thereof.

1.	Election of Directors:

☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD authority to vote for all the nominees listed below:

John C. Morris	Gregory P. Stemm
George Knutsson	David J. Saul
George E. Lackman, Jr.	David J. Bederman

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee’s name above and initial.]

2.	To transact such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER’S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report.

Dated:                     , 2007.

Signature(s) of Stockholder(s)

Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ODYSSEY MARINE EXPLORATION, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.